Exhibit 99(a)(1)

September 17, 2019

Dear Fellow Shareholder:

Thank you for your investment in CNL Healthcare Properties II. I am writing to notify you that on September 9, 2019, Everest REIT Investors I, LLC (Everest) launched an unsolicited tender offer to purchase up to 250,000 shares of CNL Healthcare Properties II common stock at a price of $6.50 per share. We are not affiliated with Everest or its offer.

Following a careful evaluation of the offer, our board of directors unanimously recommends that shareholders reject Everest’s offer. The board believes that the unsolicited tender offer represents an opportunistic attempt by Everest to purchase shares at a deeply discounted price and make a profit and, as a result, deprive shareholders who tender their shares of the potential opportunity to realize the longer-term value of their investment in CNL Healthcare Properties II.

You do not need to do anything to reject the offer.

Company News

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In May 2019, the company successfully sold its medical office building for $15.4 million to an affiliate of HCP. This was an early and meaningful step in our strategic alternatives process that was announced in September 2018.

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In September 2019, the company held its annual shareholders meeting at which shareholders voted to approve a plan of liquidation and dissolution as part of the company’s strategic alternatives process. This will allow the company to move forward on its plan to provide liquidating distributions to stockholders by selling the remaining two assets, paying all company obligations and distributing net proceeds from the liquidation to stockholders, finalizing operations and dissolving the company.

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The company estimated that net proceeds from liquidation could range between approximately $8.80 to $9.83 per share, as determined by the board of directors and as opined on by Robert A. Stanger & Co., Inc. While there can be no assurance of the exact timing or amount, the board of directors currently believes that liquidating distributions will be paid on or before March 31, 2020 – within seven months from the date of this letter. The amount of actual per share liquidating distributions could change based on market, economic financial and other circumstances and conditions.

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The board of directors and its special committee believe that the steps the company is currently taking are part of a thoughtful and measured process to create a result that is in the best interest of all its shareholders. That being said, there is no assurance when the company will provide liquidity for shareholders.

Why Reject the Everest Offer?

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The Everest tender offer of $6.50 per share is 26.1% to 33.9% less than our estimated liquidating distribution range per share of $8.80 to $9.83, which we determined as of July 10, 2019. As noted above, this range could change due to market and other conditions.

•	Everest in its own words states that it is “making the offer for investment purposes and with a view to making a profit for itself” from the ownership of the shares.

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Everest determined its offer price based on its own analysis and conceded that it did not obtain current independent valuations or appraisals for the company’s assets and did not retain an independent person to evaluate or render opinion as to the fairness of the $6.50 offer price.

•	None of the directors, executive officers, affiliates or subsidiaries of CNL Healthcare Properties II intend to sell their shares to Everest.

For these and other reasons stated in our Schedule 14D-9 filing with the Securities and Exchange Commission (SEC) found at sec.gov, our board of directors unanimously concluded that the Everest offer is not in the best interest of shareholders. In addition to this letter, we encourage you to carefully read our Schedule 14D-9 before making any decision to tender your shares.

We recognize that due to the suspension of the company’s redemption plan and the lack of a current trading market for our shares, shareholders may decide to accept the Everest tender offer based on, among other things, their individual liquidity needs and financial situation. Our board acknowledges that shareholders must evaluate whether to tender their shares based on all the information available, including the factors considered by the board and described in our filing with the SEC.

In deciding, please keep in mind that the board of directors or company can provide no assurance with respect to future distributions or the value of our shares, which can change periodically, or forward-looking liquidity timing for shareholders.

As always, thank you for your investment, confidence in us and continued support. If you have questions regarding this tender offer, I encourage you to contact your financial advisor.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial representative

Cautionary Note Regarding Forward-Looking Statements

Certain statements of CNL Healthcare Properties II included in this letter that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of CNL Healthcare Properties II’s business and its performance, the economy, and other future conditions and forecasts of future events and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should,” “could” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimates of per share liquidating distributions, and/or other matters. CNL Healthcare Properties II’s forward-looking statements are not guarantees of future performance. While CNL Healthcare Properties II’s management believes its forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise and may not be realized. CNL Healthcare Properties II’s forward-looking statements are based on management’s current expectations and a variety of risks, uncertainties and other factors, many of which are beyond CNL Healthcare Properties II’s ability to control or accurately predict. Although CNL Healthcare Properties II believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, CNL Healthcare Properties II’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, CNL Healthcare Properties II cautions you not to place undue reliance on such statements.

For further information regarding risks and uncertainties associated with CNL Healthcare Properties II’s business, and important factors that could cause CNL Healthcare Properties II’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of CNL Healthcare Properties II’s documents filed from time to time with the SEC, including, but not limited to, the Form 10-K and CNL Healthcare Properties II’s quarterly reports on Form 10-Q, copies of which may be obtained from CNL Healthcare Properties II’s website at www.cnlhealthcarepropertiesii.com.

All written and oral forward-looking statements attributable to CNL Healthcare Properties II or persons acting on its behalf are qualified in their entirety by this cautionary note. Forward-looking statements speak only as of the date on which they are made, and CNL Healthcare Properties II undertakes no obligation to, and expressly disclaims any obligation to, publicly release the results of any revisions to its forward-looking statements to reflect new information, changed assumptions, the occurrence of unanticipated subsequent events or circumstances, or changes to future operating results over time, except as otherwise required by law.